UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2012

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2012, Pennsylvania Real Estate Investment Trust (the "Company") filed a Current Report on Form 8-K announcing that Edward A. Glickman would be leaving his position as an officer of the Company effective August 31, 2012. That report disclosed that under the Company's employment agreement with Mr. Glickman, in connection with his departure, he was entitled (i) to receive a payment of approximately $2.7 million, (ii) to receive additional amounts accrued under his supplemental retirement plan, (iii) to have his outstanding unvested restricted shares become vested, and (iv) to remain eligible to receive shares under the Company's Restricted Share Unit programs based on the Company's achievement of the performance metrics established by those programs as if his employment had not terminated.
On October 15, 2012, Mr. Glickman resigned from his position as a trustee of the Company effective as of such date. Mr. Glickman did not resign because of any disagreement with the Company relating to the Company's operations, policies or practices. To formally recognize and memorialize the terms of his departure from the Company as both a trustee and as an officer, the Company and Mr. Glickman entered into a separation agreement dated as of October 15, 2012, which will become effective on October 23, 2012 and which includes a mutual general release of all claims. Under the separation agreement, Mr. Glickman will receive a total cash separation payment (including the previously disclosed $2.7 million to which he would have been entitled under his employment agreement) of $2.8 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: October 19, 2012	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel